SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Human Genome Sciences, Inc.
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HUMAN GENOME SCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 7, 2008

To the Stockholders of Human Genome Sciences, Inc.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Human Genome Sciences, Inc., a Delaware corporation (the “Company”), will be held at the University System of Maryland — Shady Grove Center, Germantown Room, 9630 Gudelsky Drive, Rockville, Maryland 20850 on Wednesday, May 7, 2008 at 9:30 a.m., local time, for the following purposes:

1. To elect two directors for a three-year term ending in 2011 (or 2009 if Proposal No. 2 is approved).

2.	To approve an amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors so that directors will be elected annually.

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

4.	To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on March 14, 2008 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s corporate headquarters during business hours for a period of ten days prior to the Annual Meeting.

Your attention is directed to the attached Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2007.

By Order of the Board of Directors,

James H. Davis, Secretary

Rockville, Maryland
March 25, 2008

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road
Rockville, Maryland 20850

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished to stockholders of Human Genome Sciences, Inc., a Delaware corporation (the “Company”, “we”, “us”, or “our”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the University System of Maryland — Shady Grove Center, Germantown Room, 9630 Gudelsky Drive, Rockville, Maryland 20850 on Wednesday, May 7, 2008 at 9:30 a.m., local time, and at any adjournment or postponement thereof.

Solicitation

The solicitation is being made primarily through the mail, but our directors, officers and employees may also engage in the solicitation of proxies by telephone. We have retained the services of Georgeson Shareholder Communications, Inc. to assist in soliciting proxies. Georgeson Shareholder Communications, Inc. will solicit proxies by personal interview, telephone, facsimile and mail. It is anticipated that the fee for those services will not exceed $7,500 plus reimbursement for out-of-pocket expenses. The cost of soliciting proxies will be borne by us. Other than the compensation of Georgeson Shareholder Communications, Inc., no compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.

This Proxy Statement and the accompanying form of proxy are being sent to stockholders on or about March 25, 2008.

Revocation of Proxies

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with our Secretary, by delivering to us a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of March 14, 2008 in order to vote personally at the Annual Meeting.

Quorum and Voting Requirements

The close of business on March 14, 2008 has been fixed by our Board of Directors as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were [          ] shares of our common stock, $0.01 par value per share (the “Common Stock”), outstanding. The presence at the Annual Meeting, in person or by a proxy relating to any matter to be acted upon at the meeting, of a majority of the outstanding shares, or [          ] shares, is necessary to constitute a quorum for the Annual Meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers and as to which the brokers have notified us on a proxy form in accordance with industry practice or have otherwise advised us that they lack voting authority.

Directors are elected by a plurality and the two nominees who receive the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election. The amendment to the Company’s Certificate of Incorporation (Fifth) to declassify the Board of Directors must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock on the Record Date. Abstentions and broker non-votes will have the same effect on the declassification proposal as a vote against that proposal. On all other matters, the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

All outstanding shares of our Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of directors, (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by writing the number designating such nominee’s name on the proxy in the space provided. A stockholder may, with respect to each other matter specified in the notice of the meeting, (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given on a validly signed and returned proxy, the shares will be voted FOR the election of the named director nominees, FOR the approval of the amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2008.

The Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available at www.proxyvote.com.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.  ELECTION OF DIRECTORS WHOSE TERM WILL EXPIRE IN 2011

Mr. Tuan Ha-Ngoc and Dr. Robert C. Young have a term of office expiring at the Annual Meeting, and at such time as their successors shall be elected and qualified. Each of these directors has been nominated for a three-year term expiring at the annual meeting of stockholders in 2011 and until their successors shall be elected and qualified. Following the Annual Meeting, Dr. Max Link will cease being a director. If Proposal No. 2 concerning the declassification of the Board of Directors is approved by stockholders, then the terms of all of our directors will expire immediately prior to the election of directors at our annual meeting held in 2009.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board of Directors unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.

Set forth below is information concerning the nominees for election and those directors whose term continues beyond the date of the Annual Meeting.

Nominees for Director for a Three-Year Term Expiring at the 2011 annual meeting (or the 2009 annual meeting if Proposal No. 2 is approved):

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

Tuan Ha-Ngoc	56	2005	Member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Ha-Ngoc is President and CEO of AVEO Pharmaceuticals, Inc., a privately held biopharmaceutical company focused on the discovery and development of novel cancer therapeutics. From 1999 to 2002, he was co-founder, President and CEO of deNovis, Inc., an enterprise-scale software development company for the automation of healthcare administrative functions. From 1998 to 1999, Mr. Ha-Ngoc was Corporate Vice President of Strategic Development for Wyeth, following Wyeth’s acquisition of Genetics Institute, where Mr. Ha-Ngoc served as Executive Vice President with responsibility for corporate development, commercial operations, European and Japanese operations. Prior to joining Genetics Institute in 1984, Mr. Ha-Ngoc held various marketing and business positions at Baxter Healthcare, Inc. He received his MBA degree from INSEAD and his Master’s degree in pharmacy from the University of Paris, France. Mr. Ha-Ngoc serves on the Board of Directors of AVEO Pharmaceuticals, Inc., and on the Boards of Directors of a number of academic and nonprofit organizations, including the Harvard School of Dental Medicine, the Tufts School of Medicine, the Belmont Hill School, the Boston Philharmonic Orchestra, and the International Institute of Boston.

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

Robert C. Young, M.D.	68	2005	Chair of our Nominating and Corporate Governance Committee. Dr. Young is Chancellor of Fox Chase Cancer Center in Philadelphia, Pennsylvania, and formerly served as President of Fox Chase from 1988 to 2007. From 1974 to 1988, he was employed at the National Cancer Institute as Chief, Medical Branch. Dr. Young is Chairman of the Board of Scientific Advisors of the National Cancer Institute (NCI) and formerly served on the National Cancer Policy Board at the Institute of Medicine. He is a past President of the American Society of Clinical Oncology (ASCO), the American Cancer Society and the International Gynecologic Cancer Society. He was awarded ASCO’s Distinguished Service Award for Scientific Leadership in 2004 and was co-recipient of the 2002 Bristol-Myers Squibb Award for Distinguished Achievement in Cancer Research for his research in ovarian cancer. He also serves on the Board of Directors of West Pharmaceutical Services, Inc., and is past Chairman of the Comprehensive Cancer Network. Dr. Young serves as Chairman of the editorial board of Oncology Times. Dr. Young received his B.Sc. degree in zoology in 1960 from Ohio State University and his M.D. in 1965 from Cornell University Medical College. Following his internship at New York Hospital, he completed his residency at NCI and Yale-New Haven Medical Center. He is board-certified in internal medicine, hematology and oncology by the American Board of Internal Medicine.

The Board of Directors recommends a vote FOR election of the directors whose term will expire at the 2011 annual meeting (or the 2009 annual meeting if Proposal No. 2 is approved).

Directors whose term will expire at the 2009 annual meeting:

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

H. Thomas Watkins	55	2004
Serves as our Chief Executive Officer, President and as a director. Mr. Watkins joined us in November 2004. From September 1998 to August 2004, he served as President of TAP Pharmaceutical Products, Inc. He was employed by Abbott Laboratories from September 1985 to August 1998 and from September 2004 to December 2004 in various positions in the Pharmaceutical Products Division, Diagnostics Division and Health Systems Division. Mr. Watkins serves on the Boards of Directors of Vanda Pharmaceuticals, Inc. and the U.S. Chamber of Commerce. Mr. Watkins serves as a member of the Mason School of Business Administration Foundation at the College of William & Mary. He is also a Trustee of the College of William & Mary Foundation, Inc. Mr. Watkins is also a member of the Board of Visitors of the University of Maryland Biotechnology Institute. Mr. Watkins holds a masters degree in Business Administration from the University of Chicago Graduate School of Business and a bachelor’s degree in Business Administration from the College of William & Mary.

Maxine Gowen, Ph.D.	49	2008	Dr. Gowen is the President and Chief Executive Officer of Trevena, Inc., a privately-held drug discovery company. Prior to joining Trevena, Dr. Gowen was Senior Vice President of GSK’s Center of Excellence for External Drug Discovery. In that position, Dr. Gowen built and led a new R&D division with a mission to create a drug discovery portfolio through business development alliances with innovative healthcare companies. She joined GSK in 1992 to lead the Musculoskeletal Diseases Division, where she initiated and led a number of preclinical and clinical development programs. Before GSK, Dr. Gowen was Senior Lecturer and Head, Bone Cell Biology Group, Department of Bone and Joint Medicine, University of Bath, U.K. Dr. Gowen has been honored with a number of research awards and prizes, has authored more than 125 peer-reviewed publications, reviews and book chapters, and holds a number of patents. She received her Ph.D. from the University of Sheffield, U.K., an M.B.A. with academic honors from The Wharton School of the University of Pennsylvania, and a B.Sc. with Honors in Biochemistry from the University of Bristol, U.K.

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

Augustine Lawlor	51	2004	Chair of our Audit Committee and a member of our Compensation Committee. Mr. Lawlor is the Managing Partner of HealthCare Ventures LLC. Prior to joining HealthCare Ventures in 2000, Mr. Lawlor served as Chief Operating Officer of LeukoSite from 1997 to 2000. Before joining LeukoSite, Mr. Lawlor served as Chief Financial Officer and Vice President of Corporate Development of Alpha-Beta Technology. He was previously Chief Financial Officer and Vice President, Business Development, of BioSurface Technology. Mr. Lawlor serves on the Board of Directors of a number of private companies, including: Catalyst; Dynogen Pharma, Inc.; GlobeImmune, Inc.; FoldRx Pharmaceuticals, Inc.; Replidyne, Inc.; Promedior, Inc; Synovex; U.S. Genomics, Inc.; VaxInnate, Corp.; and the Slater Center for Biomedical Technology. He received a B.A. degree from the University of New Hampshire, where he was elected to Phi Beta Kappa, and received a master’s degree in management from Yale University.

Directors whose term will expire at the 2010 annual meeting (or the 2009 annual meeting if Proposal No. 2 is approved):

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

Richard J. Danzig	63	2001	Member of our Audit Committee. Consultant to U.S. government departments and agencies on biological terrorism. Mr. Danzig is a Nunn Prize Fellow at the Center for Strategic and International Studies and Senior Fellow at the Center for Naval Analyses and the Center for a New American Security. He is also a member of the U.S. Military Southern Command Advisory Board. He serves on the Boards of Directors of National Semiconductor Corporation, Saffron Hill Ventures, The Center for a New American Security and the Partnership for Public Service. He served as Secretary of the Navy from 1998 to 2001 and as Under Secretary of the Navy from 1993 to 1997. He was a Traveling Fellow of the Center for International Political Economy and an Adjunct Professor at Syracuse University’s Maxwell School of Citizenship & Public Affairs between 1997 and 1998. He was a partner in the law firm of Latham and Watkins from 1981 to 1993.

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

Jürgen Drews, M.D.	74	1998
Member of our Nominating and Corporate Governance Committee. Dr. Drews served as Chairman and Partner of International Biomedicine Management Partners, Basel, Switzerland, from 1997 to 2001, Managing Partner of Bear Stearns Health Innoventures from 2001 to 2004, member of the Executive Committee of the Roche Group, Hoffman-La Roche, Inc., from 1986 until his retirement in 1998, President, Global Research for the Roche Group from 1996 until 1998 and President, International Research and Development at the Roche Group from 1991 until 1996. Before joining Roche in 1985, Dr. Drews was Head of International Pharmaceutical Research and Development of Sandoz, Ltd. in Basel, Switzerland. Dr. Drews serves as Chairman of the Board of Directors of GPC-biotech AG and is a member of the Board of Directors of MorphoSys GmbH, both in Munich, Germany.

A. N. “Jerry” Karabelas, Ph.D.	55	2002	Chairman of the Board and member of our Compensation Committee. Dr. Karabelas has been a Partner of Care Capital LLC since 2001. He served as Founder and Chairman of Novartis BioVenture Fund from 2000 to 2001, Head of Healthcare and CEO of Worldwide Pharmaceuticals at Novartis, AG from 1998 to 2000, Executive Vice-President, Pharmaceuticals at SmithKline Beecham from 1997 to 1998, President, North American Pharmaceuticals at SmithKline Beecham from 1993 to 1997, and Vice President of U.S. Marketing, SmithKline Beecham, from 1990 to 1993. Dr. Karabelas is a Visiting Committee Member of MIT Health Studies & Technology, member of the Board of Directors of SkyePharma PLC, Chairman of Nitromed, Inc., member of the Board of Directors of Cyreniac Pharmaceutical, Inc., Minster Pharmaceuticals plc., Chairman of Vanda Pharmaceuticals Inc., and Chairman of Inotek, Inc.

Information Regarding the Board of Directors and Certain Committees

The Board of Directors held six meetings during 2007. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of which the director was a member during 2007, other than Mr. Kevin Starr, who resigned from the Board of Directors on August 30, 2007. We expect each member of our Board of Directors to attend the Annual Meeting and all future meetings of stockholders. In 2007, six members of the Board of Directors attended the annual meeting of stockholders. The Board of Directors has determined that each member of the Board of Directors, other than Mr. Watkins, is independent in accordance with applicable rules of The NASDAQ Global Market. Non-management directors meet in executive session without management present each time the Board of Directors holds its regularly scheduled meetings. Dr. Karabelas has been designated by the Board of Directors to act as the presiding director for such executive sessions of non-management directors. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of these committees, copies of which are available on our website at www.hgsi.com.

The Audit Committee, currently consisting of Messrs. Lawlor, Ha-Ngoc and Danzig, provides the opportunity for direct contact between our independent registered public accounting firm and our Board of Directors. Our Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The NASDAQ Global Market and Messrs. Lawlor and Ha-Ngoc meet the criteria of the Securities and Exchange Commission for an “audit committee financial expert.” The Audit Committee engages the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, reviews the adequacy of our internal accounting controls and oversees our financial reporting process. The Audit Committee held four meetings during 2007. A copy of the Audit Committee Report is included in this Proxy Statement on page 15.

The Compensation Committee, currently consisting of Drs. Link and Karabelas and Mr. Lawlor, determines all compensation paid or awarded to our executive officers and senior officers (those with the rank of vice president or above) and administers our 2000 Stock Incentive Plan, as amended, and our Employee Stock Purchase Plan. The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The NASDAQ Global Market. The Compensation Committee held five meetings during 2007. A copy of the Compensation Committee Report on Executive Compensation is included in this Proxy Statement on page 25.

The Nominating and Corporate Governance Committee, currently consisting of Mr. Ha-Ngoc and Drs. Drews and Young, is responsible for reviewing our corporate governance principles, proposing a slate of directors for election by our stockholders at each annual meeting, and proposing candidates to fill any vacancies on our Board of Directors. Our Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The NASDAQ Global Market. The committee is responsible for considering nominees for Board membership recommended by stockholders. Any stockholder wishing to propose a nominee may submit a recommendation in writing to our Secretary, indicating the nominee’s qualifications and other relevant biographical information. The Nominating and Corporate Governance Committee held three meetings during 2007.

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, adopted a set of corporate governance guidelines, a copy of which is available on our website at www.hgsi.com. We continue to monitor our corporate governance guidelines to comply with rules adopted by the Securities and Exchange Commission and The NASDAQ Global Market and industry practice.

Code of Ethics and Business Conduct

Our Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available on our website at www.hgsi.com. We require all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.

Nominations Process

The Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. Members of the Board of Directors should have broad experience at the policy-making level in business, government, medicine, education, technology or public interest. They should be committed to enhancing stockholder value and to provide insight and practical wisdom based on experience. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to our company and, consistent with the objective of having a diverse and experienced Board, the ability and willingness to exercise sound business judgment, the ability to work well with others, and the willingness to assume the responsibilities required of a director of our company. Each member of our Board of Directors must represent the interests of our stockholders. The Nominating and Corporate Governance Committee also reviews and determines whether existing members of our Board of Directors should stand for reelection, taking into consideration matters relating to the age and number of terms served by individual directors and changes in the needs of the Board of Directors.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of our Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. The Nominating and Corporate Governance Committee nominated, and our Board of Directors appointed, Dr. Gowen to the Board of Directors effective February 2008. The Nominating and Corporate Governance Committee considers stockholder recommendations for candidates for our Board of Directors that are properly submitted in accordance with our by-laws. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Stock Ownership and Retention Guidelines for Non-Employee Directors

The Board of Directors believes that non-employee directors should have a significant personal financial stake in our performance. Consequently, each non-employee director is required to hold shares of our Common Stock having a value equal to two times his or her annual cash retainer. Directors currently in office have an ownership goal of $50,000. Directors who join the Board of Directors in the future will have an ownership goal of two times the annual cash retainer in effect on the date they join the Board of Directors. For purposes of this ownership guideline, unvested shares of restricted stock and stock units are counted, but unexercised stock options are not. Generally, directors are expected to achieve this ownership goal within three years of the director’s appointment to the Board of Directors. Upon meeting the ownership goal, that number of shares becomes fixed and must be maintained until the end of the director’s service on the Board of Directors. A director’s ownership requirement will not change as a result of changes in his or her retainer fee or fluctuations in the price of our Common Stock. Until the ownership goal is achieved, the director is required to retain “net gain shares” resulting from the exercise of stock options or the vesting of restricted stock granted under our equity compensation plans. Net gain shares are the shares remaining after the payment of the option exercise price and taxes owed with respect to the exercise or vesting event.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with our Board of Directors should do so in writing, addressed to Human Genome Sciences, Inc., c/o Audit Committee Chair, 14200 Shady Grove Road, Rockville, Maryland 20850. These communications will not be screened by management prior to receipt by the Audit Committee Chair.

Identification of Executive Officers

Set forth below is certain information regarding the positions and business experience of each executive officer who is not also a director.

Executive Officer	Age	Positions

Timothy C. Barabe	55
Mr. Barabe serves as our Senior Vice President and Chief Financial Officer, and has served with us since July of 2006. From September 2005 to June 2006, Mr. Barabe was U.K. Managing Director at Molnlycke Health Care, a privately owned surgical supply company, having been its Chief Financial Officer from September 2004 to September 2005. Prior to joining Molnlycke, Mr. Barabe was with Novartis AG from 1982-2004 in a succession of senior executive positions in finance, general management, and strategic planning, including Chief Financial Officer of the Sandoz Generics Business Unit (Vienna, Austria), President of the CIBA Vision Corporation Specialty Lens Business Franchise, and Group Vice President and Chief Financial Officer of CIBA Vision Corporation. Mr. Barabe received his MBA in Finance from the University of Chicago and his BBA in Finance from the University of Massachusetts. He is a member of the Board of Directors of ArQule, Inc.

Susan D. Bateson	53	Ms. Bateson serves as our Senior Vice President, Human Resources, and has served with us since January 1997. Prior to joining us, Ms. Bateson served as Director of Human Resources and Administration at the intellectual property law firm of Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P., in Washington, D.C., from May 1994 to December 1996. From 1983 to 1994, Ms. Bateson was employed by J.P. Morgan & Co., Incorporated where she served in various leadership roles within Human Resources in J.P. Morgan’s New York, Delaware, and London offices. Earlier in her career, Ms. Bateson held various human resources positions with Citicorp and was a financial analyst at Bankers Trust. Ms. Bateson earned her MBA in International Management from New York University’s Stern School of Business and her B.A., cum laude, in Economics from Mount Holyoke College. Ms Bateson currently serves on the Board of Trustees of Mount Holyoke College, where she chairs the Audit Committee, and on the Board of Advisors of The Universities at Shady Grove.

Executive Officer	Age	Positions

James H. Davis, Ph.D., J.D.	56
Dr. Davis is our Executive Vice President, General Counsel and Secretary, and has served with us since May 1997. From 1995 to 1997, Dr. Davis was Of Counsel to the Washington D.C. law firm of Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P. Prior to this time, Dr. Davis served in a number of capacities with an agricultural biotechnology company, Crop Genetics International, including General Counsel from 1988 to 1995, Vice President of Research and Development from 1990 to 1995, Secretary from 1990 to 1995 and a member of the Board of Directors from 1992 to 1995. Prior to joining Crop Genetics, Dr. Davis was a Partner in the Washington, D.C. office of Weil, Gotshal & Manges. Dr. Davis received his doctorate degree in Organic and Theoretical Chemistry from the California Institute of Technology, his law degree from the University of Virginia and his Bachelor of Science and Master of Science in Chemistry from Yale University. Dr. Davis serves on the Board of Directors of the Leukemia and Lymphoma Society.

Barry A. Labinger	44	Mr. Labinger serves as our Executive Vice President and Chief Commercial Officer, and has served with us since August of 2005. From 2002 to 2005, he led the global pharmaceutical business at 3M Company as Division Vice President. From 2000 to 2002 at Immunex Corporation, Mr. Labinger was Senior Vice President and General Manager, Commercial Operations and Vice President of Marketing. He held commercial leadership positions at Bristol-Myers Squibb from 1997 to 2000, including Senior Director, Diabetes Marketing. From 1990 to 1997, he served in various sales and marketing positions at Abbott Laboratories. Mr. Labinger holds a Masters of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

Executive Officer	Age	Positions

Curran M. Simpson	46
Mr. Simpson serves as our Senior Vice President, Operations, and has served with us since March 2003. Prior to joining us, Mr. Simpson was Director, Manufacturing Sciences at Biogen, Inc. from 2001 to 2003. He served as Director, Engineering at Covance Biotechnology Services, Inc. from 1999 to 2001. He served as Recovery Technology Coordinator, Worldwide and Pilot Plant Manager, North America Division at Novo-Nordisk Biochem, Inc. from 1997 to 1999 and as a Staff Scientist from 1995 to 1997. Mr. Simpson served as Senior Research Engineer at Genentech, Inc. from 1992 to 1995. He served as Senior Scientist, Development at Genencor, Inc. (former subsidiary of Genentech) from 1987 to 1992 and served as Senior Chemist at Nalco Chemical Co. from 1985 to 1987. Mr. Simpson earned his M.S. in Surface and Colloid Science (Physical Chemistry) from Clarkson University, and his B.S. in Chemical Engineering/Chemistry from the Clarkson College of Technology.

David C. Stump, M.D.	58	Dr. Stump serves as our Executive Vice President, Research and Development, and has served with us since November 1999. From October 1995 to October 1999, he served as Vice President, Clinical Research and Genentech Fellow at Genentech, Inc. Dr. Stump first joined Genentech in 1989 as Director, Clinical Research and leader of its thrombolytic therapy drug development program. Prior to joining Genentech, he was Associate Professor of Medicine and Biochemistry at the University of Vermont. He received his medical degree at Indiana University and his postgraduate training at the University of Iowa as well as the University of Leuven, Belgium. He is board certified in Internal Medicine, Hematology and Medical Oncology and is a Fellow of the American College of Physicians and the Council on Arteriosclerosis, Thrombosis and Vascular Biology of the American Heart Association. He is the author of approximately 60 scientific publications, a Trustee of Adventist Health Care and a member of the Board of Directors of Sunesis Pharmaceuticals, Inc.

PROPOSAL 2.  AMEND OUR RESTATED CERTIFICATE OF INCORPORATION (FIFTH) TO DECLASSIFY OUR BOARD OF DIRECTORS SO THAT ALL DIRECTORS ARE ELECTED ANNUALLY.

Our Board of Directors recommends that stockholders approve a proposed amendment to the Restated Certificate of Incorporation (Fifth) of the Corporation to declassify our Board of Directors so that all directors are elected annually.

The full text of the proposed amendment to Article V of our Restated Certificate of Incorporation (Fifth) that will be included in the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware, if stockholders approve Proposal No. 2, is attached as Appendix A to this proxy statement.

Current Board Structure and Proposed Declassification

Our Board of Directors is currently divided into three classes. One class is elected each year, and members of each class hold office for three-year terms. Currently, the term of three directors (one of whom is not standing for re-election) expires at the 2008 annual meeting, the term of three directors expires at the 2009 annual meeting and the term of three directors expires at the 2010 annual meeting.

If stockholders approve Proposal No. 2, the Board of Directors will be declassified and stockholders will elect our entire Board of Directors at the 2009 annual meeting to hold office for a one-year term. Thereafter, at each annual meeting of stockholders, the terms of all directors will expire and their successors will be elected for a one-year term that will expire at the next year’s annual meeting.

Reasons for the Proposed Declassification

Classified boards have been widely adopted and accepted, and they have a long history in corporate law. Proponents of classified boards assert they provide continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents further assert that classified boards may enhance stockholder value by forcing a potential acquirer to negotiate directly with the board of a target company because the acquirer is unable to replace the entire board in a single election. However, many investors and others have begun to view classified boards as having the effect of reducing the accountability of directors. They argue that the election of directors is the primary means for stockholders to influence corporate governance policies and that a classified board structure reduces the accountability of directors because stockholders are unable to evaluate and elect all directors on an annual basis.

Our Board of Directors has considered the advantages and disadvantages of its classified board structure and determined that the declassification of our Board is in the best interests of the Company and our stockholders. In reaching this determination, the Board of Directors concluded that the following considerations outweigh the benefits of a classified board:

•	the Board’s belief that, because there is no limit on the number of terms a director may serve, the continuity and stability of the Board’s membership and policies should not be materially affected by the declassification of the Board of Directors; and

•	the Board’s belief that there are other protections, such as statutory “anti-takeover” provisions that limit the ability of a third party to acquire the Company without engaging in arm’s-length discussions with the Board.

Accordingly, the Board has recommended to our stockholders that they approve the amendment of our Restated Certificate of Incorporation (Fifth) as contemplated by Proposal No. 2.

Our Board of Directors has approved a corresponding amendment to our by-laws to declassify the Board. The Amended and Restated By-Laws reflecting these amendments will become effective upon effectiveness of the Certificate of Amendment with the Secretary of State of the State of Delaware.

The Board of Directors recommends a vote FOR declassifying the Board.

PROPOSAL 3.  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to the ratification of such appointment by our stockholders. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions from stockholders. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP.

Audit Fees

The fees billed or incurred by Ernst & Young LLP for professional services rendered in connection with the audit of our annual consolidated financial statements for 2007 and 2006, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, as well as the review and consent for our other filings for 2007 and 2006 were $466,855 and $452,655, respectively.

Audit-Related Fees

The fees billed by Ernst & Young LLP for professional services rendered for assurance and related services that are reasonably related to the audit of our annual consolidated financial statements for 2007 and 2006 were $16,000 and $159,500, respectively.

Tax Fees

The fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for 2007 and 2006 were $49,000 and $46,950, respectively.

All Other Fees

In 2007 and 2006, Ernst & Young LLP did not bill us for any services other than those described above.

Pre-Approval of Non-Audit Services

The Audit Committee has established a policy governing our use of Ernst & Young LLP for non-audit services. Under the policy, management may use Ernst & Young LLP for non-audit services that are permitted under the rules and regulations of the Securities and Exchange Commission, provided that management obtains the Audit Committee’s approval before such services are rendered.

Audit Committee Report

The Audit Committee of the Board of Directors consists of three directors, who are each independent as required by NASDAQ Global Market listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Mr. Lawlor, Mr. Ha-Ngoc, and Mr. Danzig. Each year, the Audit Committee selects, subject to stockholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Ernst & Young’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young LLP that firm’s independence. The Audit Committee further considered whether the provision by Ernst & Young LLP of the non-audit services described above is compatible with maintaining the registered public accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee and our Board of Directors have also recommended the selection of Ernst & Young LLP as our independent registered public accounting firm for 2008, subject to stockholder ratification.

Audit Committee

Augustine Lawlor, Chair
Tuan Ha-Ngoc
Richard J. Danzig

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our Common Stock as of February 29, 2008, unless otherwise indicated, by (1) all stockholders known by us to beneficially own more than five percent of the outstanding Common Stock, (2) each of the directors and nominees for director, (3) each executive officer, including those named in the Summary Compensation Table, and (4) all of our directors and executive officers as a group.

	Number of
Name and Address of Beneficial Owner(1)	Shares Owned		Percent Owned

Wellington Management Company, LLP	16,234,565	(2)	12.0	%(2)
75 State Street Boston, Massachusetts 02109
FMR Corp	11,725,014	(3)	8.7	%(3)
82 Devonshire Street. Boston, Massachusetts 02109
Sid R. Bass Management Trust	10,546,450	(4)	7.8	%(4)
201 Main Street, Ste. 2600 Fort Worth, Texas 76102
T. Rowe Price Associates, Inc.	8,926,296	(5)	6.6	%(5)
100 E. Pratt Street Baltimore, Maryland 21202
Taube Hodson Stonex Partners, Ltd.	8,500,620	(6)	6.3	%(6)
Cassini House 1st Floor 57-59 St. James Street London, SW1A 1LD England

Directors, Nominees and Executive Officers
H. Thomas Watkins	1,391,153	(7)	1.0%
Timothy C. Barabe	152,782	(8)	*
Susan D. Bateson	769,199	(9)	*
Richard J. Danzig	134,635	(10)	*
James H. Davis, Ph.D., J.D.	1,205,336	(11)	*
Jürgen Drews, M.D.	143,135	(12)	*
Maxine Gowen, Ph.D.	—	(13)	*
Tuan Ha-Ngoc	35,027	(14)	*
A. N. “Jerry” Karabelas, Ph.D.	139,635	(15)	*
Barry A. Labinger	375,299	(16)	*
Augustine Lawlor	82,547	(17)	*
Max Link, Ph.D.	129,854	(18)	*
Curran M. Simpson	285,635	(19)	*
David C. Stump, M.D.	1,413,096	(20)	1.0%
Robert C. Young, M.D.	36,417	(21)	*
All 15 directors and executive officers as a group	6,293,750	(22)	4.5%

*	Percentage is less than 1% of the total number of outstanding shares of our Common Stock.

(1)	Except as otherwise indicated, each party has sole voting and investment power over the shares beneficially owned.

(2)	As reported on an Amended Schedule 13G filed on February 14, 2008 by Wellington Management Company, LLP, which may be deemed to beneficially own the shares in its capacity as an investment adviser.

(3)	As reported on an Amended Schedule 13G filed on February 14, 2008 by FMR Corp. (“FMR”) and Edward C. Johnson 3d, Chairman and principal shareholder of FMR (“Mr. Johnson”), the shares are beneficially owned by Fidelity Management & Research Company (“Fidelity Research”) as an investment adviser to various investment companies (the “Funds”) and Fidelity Growth Company Fund (“Fidelity Fund”), with Mr. Johnson, FMR and the Funds each having the sole power to dispose of such shares and the Funds’ Boards of Trustees having the sole power to vote or direct the vote of such shares. Fidelity Research and Fidelity Fund are wholly-owned subsidiaries of FMR.

(4)	As reported on an Amended Schedule 13G filed on February 8, 2008 by the Sid R. Bass Management Trust and certain of its affiliates.

(5)	As reported on a Schedule 13G filed on February 13, 2008 by T. Rowe Price Associates, Inc., the shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and /or sole power to vote the shares. For purposes of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(6)	As reported on a Form 13F filed on January 14, 2008 by Taube Hodson Stonex Partners, Ltd.

(7)	Includes 1,343,160 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Also includes 40,000 shares held jointly by Mr. Watkins and his wife, as to which Mr. Watkins shares investment and voting power, and 6,000 shares of Common Stock held by Mr. Watkins’s children, as to which Mr. Watkins disclaims beneficial ownership. Does not include 631,840 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(8)	Includes 140,789 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 219,211 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(9)	Includes 705,364 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 102,356 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Includes 5,833 shares issuable upon vesting of restricted stock units within 60 days. Does not include 17,501 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(10)	Includes 127,135 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,865 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(11)	Includes 1,117,296 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 161,734 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Includes 15,000 unvested shares of restricted stock that are subject to forfeiture. Dr. Davis shares voting and investment power with respect to 38,000 shares of Common Stock with his wife.

(12)	Includes 143,135 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,865 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(13)	Does not include 25,000 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(14)	Includes 35,027 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 21,973 shares issuable upon exercise of options that are not exercisable within 60 days.

(15)	Includes 127,135 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,865 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(16)	Includes 330,599 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 244,401 shares issuable upon exercise of options that are not exercisable within 60 days. Includes 16,500 unvested shares of restricted stock that are subject to forfeiture.

(17)	Includes 79,135 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,865 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(18)	Includes 103,135 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,865 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(19)	Includes 280,080 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 119,920 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Includes 5,555 shares issuable upon vesting of restricted stock units within 60 days. Does not include 16,668 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(20)	Includes 1,363,520 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 160,914 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Includes 45,000 unvested shares of restricted stock that are subject to forfeiture. Dr. Stump shares voting and investment power with respect to 4,576 shares of Common Stock with his wife as trustees of the Stump Family Trust.

(21)	Includes 33,417 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 20,583 shares issuable upon exercise of options that are not exercisable within 60 days.

(22)	Includes 5,928,927 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 1,767,257 shares issuable upon exercise of options that are not exercisable within 60 days. Includes 11,388 shares issuable upon vesting of restricted stock units within 60 days. Does not include 34,169 shares issuable upon vesting of restricted stock units that are not issuable within 60 days. Includes 76,500 unvested shares of restricted stock that are subject to forfeiture.

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of the Board of Directors consists of three non-employee directors. The charter of the Compensation Committee may be viewed by accessing the “Investors” page of our website and clicking on “Compensation Committee.” In addition, a written copy of the Compensation Committee’s charter may be requested by any stockholder. The Compensation Committee is responsible for setting and administering the policies that govern annual executive compensation. The responsibilities of the Compensation Committee include the following:

•	Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and set the level of the Chief Executive Officer’s compensation based on this evaluation.

•	Determine the base and incentive compensation of our other executive officers and senior officers with a rank of Vice President or above.

•	Make recommendations to the Board of Directors with respect to equity-based compensation plans.

•	Administer our stock option, stock incentive, and other stock compensation plans (including, without limitation, the 2000 Stock Incentive Plan and Employee Stock Purchase Plan) as required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

•	Prepare the Compensation Committee’s report and other compensation information required to be included in the proxy statement for our annual meeting of stockholders and periodically report to the Board of Directors on the Compensation Committee’s activities.

•	Report the Compensation Committee’s activities to the Board of Directors on a regular basis and make such recommendations with respect to such activities as the Compensation Committee or the Board of Directors may deem necessary or appropriate.

The Compensation Committee is responsible for making compensation decisions regarding the Management Committee (the “MC”), which includes the President and Chief Executive Officer, the Chief Financial Officer, and our other executive officers. The Compensation Committee is also responsible for making compensation recommendations regarding our non-employee directors. The Compensation Committee retains Watson Wyatt, a leading independent executive compensation consulting firm, to provide industry-specific competitive intelligence and advice about executive compensation program design and competitive compensation levels. In addition, members of the Human Resources department provide support to the Compensation Committee in carrying out its responsibilities. Employee attendees at Compensation Committee meetings may include the Senior Vice President, Human Resources, member(s) of the Human Resources staff, and the President and Chief Executive Officer.

In 2007, the Compensation Committee met a total of five times, three times in person and two times via teleconference. The agenda for meetings of the Compensation Committee are determined by its Chairman, with the assistance of the Senior Vice President, Human Resources. Topics covered by the Compensation Committee in 2007 included the following:

•	Approval of competitive peer group for the MC’s compensation.

•	Competitive compensation and rewards for the MC.

•	Competitive compensation and rewards for our non-employee directors.

•	Review and approval of stock option awards, bonus guidelines, and merit increase pool for employees at and above the director-level.

•	Review of stock option awards for promotions, new hires, and certification / educational achievements for employees below the director-level (awarded according to preset targets approved by the Compensation Committee).

•	Approval of resolutions regarding annual stock option awards for all employees, including all individual stock option awards to employees at the director-level and above.

•	Approval of salary changes for Vice Presidents and above.

•	Amendments of executive agreements to comply with Section 409A of the Internal Revenue Code.

In making recommendations on the MC’s compensation, the Compensation Committee relies on Watson Wyatt for competitive data and recommendations on competitive compensation, and on the President and Chief Executive Officer for performance data on individual members of the MC (other than the President and Chief Executive Officer). Company performance data are agreed upon by the MC and the Board of Directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a current or former officer or employee of our company.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors is responsible for determining, implementing, and maintaining fair, reasonable, and competitive compensation for the MC, while continuing to create stockholder value. Throughout this proxy statement, the individuals who served as our President and Chief Executive Officer, and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table, are referred to as the “executive officers.”

Philosophy & Objectives

The Compensation Committee’s overall goals with respect to executive officers are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability, performance and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of stockholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides an incentive for retention.

To this end, the three compensation elements used for executive officers in 2007 were base salary, cash bonus and equity awards. The Compensation Committee believes that these three elements are the most effective combination in motivating and retaining the executive officers at this stage in our development.

The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the President and Chief Executive Officer and the other executive officers. As part of this process, in December 2007, the Compensation Committee approved amendments to the compensation arrangements for our executive officers that, among other things, standardized the severance arrangements for each of our executive officers, other than our President and Chief Executive Officer.

Base Salary.  The Compensation Committee’s philosophy is to maintain executive base salary at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve our goals over the long term. Each individual’s base salary is determined by the Compensation Committee after considering a variety of factors that include market value and prospective value to us, including the knowledge, experience, and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The Compensation Committee may, considering the advice of our management, change the salary of an individual on the basis of its judgment for any reason, including our performance or that of the individual, changes in responsibility, and changes in the market for executives with similar credentials.

Cash Bonus.  The purpose of the cash bonus program for executive officers is to motivate and reward the achievement of specific preset corporate goals, agreed to in advance by the Board of Directors, along with the achievement of individual performance goals. Sixty percent of the cash bonus for executive officers is based on achievement of corporate goals, and forty percent is based on achievement of individual or functional goals. Achievement of established corporate goals at the end of the measurement period is agreed upon by the MC and the Board of Directors. Target cash bonuses for executive officers are set based upon analysis of competitive data (see “Setting Executive Compensation” below).

Stock Incentive Awards.  Stock incentive awards are a fundamental element in our executive compensation program because they emphasize our long-term performance, as measured by creation of stockholder value, and foster a commonality of interest between stockholders and our company leaders. In addition, they are crucial to a competitive compensation program for executive officers, and they act as a powerful retention tool. In our current pre-commercial state, the Compensation Committee views the organization as still facing some level of risk, but with the potential for a high upside, and therefore believes that stock incentive awards are appropriate for executive officers.

Setting Executive Compensation

The process of determining compensation for the executive officers began with a presentation of the competitive data to the Compensation Committee in January 2007. Watson Wyatt, an independent executive compensation consulting firm, provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions.

Twenty-two peer biopharmaceutical companies were chosen for 2007 by the Compensation Committee in conjunction with Watson Wyatt and the Company. Inclusion in the peer company group was based on business focus, competition for talent, and size (revenue and market capitalization). The peer group data was examined in three “cuts”: (i) full peer group: (ii) full peer group excluding companies with market capitalization greater than $10 billion; and (iii) full peer group excluding companies with annual revenues greater than $500 million. The Compensation Committee reviewed data from companies at a more advanced stage of development than the Company because we compete with these companies for top executive-level talent. However, the Compensation Committee used all three cuts of the data to ensure that it gave appropriate weight to data from companies that are most similar to us.

Companies
		Companies	With Annual
	Full	With Market	Revenue Less
Peer Group Company	Group	Cap of < $10b	Than $500m

Alexion Pharmaceuticals Inc	*	*	*
Amylin Pharmaceuticals Inc	*	*	*
Biogen Idec Inc	*
Biomarin Pharmaceutical Inc	*	*	*
Celgene Corp	*
Cephalon Inc	*	*
Cubist Pharmaceuticals Inc	*	*	*
Gilead Sciences Inc	*
Icos Corporation	*	*	*
Imclone Systems Inc	*	*	*
Medarex Inc	*	*	*
Medimmune Inc	*	*
Mgi Pharma Inc	*	*	*
Millennium Pharmaceuticals Inc	*	*
Myogen Inc	*	*	*
Nektar Therapeutics	*	*	*
Pdl Biopharma, Inc.	*	*	*
Sepracor Inc	*	*
Theravance Inc	*	*	*
United Therapeutics Corp	*	*	*
Vertex Pharmaceuticals Inc	*	*	*
Zymogenetics Inc	*	*	*

Watson Wyatt’s analyses included the following data collected from the proxy statements of the peer group companies: (i) base salary, target and actual bonus; (ii) total cash compensation made up of base salary plus actual bonus; and (iii) total direct compensation consisting of base salary, target bonus, and expected value of long-term incentives which included the Black-Scholes value of stock options.

In addition, Watson Wyatt performed an analysis on third-party survey data that we supplied which included aged data from:

•	2006 Radford Executive Biotechnology Survey — covering the biopharmaceutical companies with 500 or more employees.

•	2006 SIRS ORC Executive Survey — a “custom cut” that included 23 biopharmaceutical companies.

The survey results provided competitive market data for the two executive officer positions for which there was insufficient proxy data — the Senior Vice President, Human Resources and the Senior Vice President, Operations, and served as an additional point of comparison to the proxy data for the named executive officers (i.e., the “top five”).

In the competitive data presented to the Compensation Committee by Watson Wyatt, each compensation element for the executive officers was identified as “< 40th” percentile, “40th — 60th” percentile, “60th — 75th” percentile, or “above 75th” percentile, relative to the proxy data from peer companies and the survey data. In general, the target is “40th — 60th” percentile on total direct compensation. For certain executive officers, the Compensation Committee may deem it appropriate that their compensation exceed the “40th — 60th” percentile of the competitive data due, to among other factors, their extensive experience, the individual’s scope of responsibility, accountability and impact on our operations, and the impact their departure might have on our performance.

Once the Compensation Committee reviewed the analysis from Watson Wyatt, there was a separate meeting held with the President and Chief Executive Officer and the Senior Vice President, Human Resources, in February 2007, at which the performance of each executive officer was discussed. Based upon the analysis provided by Watson Wyatt in combination with these individual performance assessments, the Compensation Committee determined each executive officer’s new base salary, bonus for the prior year’s performance and equity award.

Compensation Elements

The executive officers’ compensation structure consists of base salary, cash bonus and stock incentive grants. A significant percentage of total direct compensation is allocated to stock incentive grants as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between cash and incentive compensation. Rather, the Compensation Committee reviews information provided by Watson Wyatt to determine the appropriate level and mix of incentive compensation.

Base Salary

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. All competitive and performance data are reviewed by the Compensation Committee in order to make compensation decisions that will maintain a competitive standing for each executive officer, but not place them outside a reasonable range of compensation set by their peers in the industry. Salaries are set based on a review of the competitive data, consideration of individual performance, compensation relative to other executive officers, and the importance to stockholders of that person’s continued service.

Cash Bonus

Bonuses are determined by the Compensation Committee, with advice from the President and Chief Executive Officer, based upon the Compensation Committee’s assessment of the achievement of our corporate goals for the prior year. In determining bonuses for 2007 performance, the Compensation Committee considered the executive team’s achievement of preset corporate goals, and each individual’s performance on their individual goals. Sixty percent of the cash bonus for 2007 was based on the following goals:

Albuferon:  Complete enrollment of the Phase 3 studies by December 31, 2007.

LymphoStat-B:  Complete a substantial portion of the enrollment of the two Phase 3 studies by December 31, 2007.

ABthrax:  Complete enrollment of all studies for Emergency Use Authorization by December 31, 2007.

TRAIL-R mAbs:  Complete enrollment of Phase 2 ETR1 trial in multiple myeloma by December 31, 2007.

Manufacturing:  Complete conformance lots for two programs by December 31, 2007.

Financial:  Come in at or below a net cash burn target for 2007 that was consistent with public guidance of $145 to $165 million.

People:  Keep employee-initiated attrition below 15%.

Based upon our 2007 performance in relation to these goals, the Compensation Committee determined that 2007 corporate performance should be rewarded at 93% of the corporate portion of the bonus targets. Forty percent of the cash bonus for 2007 was based on individual or functional goals, upon which each executive officer was assessed individually. These goals were set at a high level of individual performance and were designed to incentivize superior performance by our executive officers. In 2007, the executive officers largely achieved the performance levels required under their individual and functional goals, which is reflected in the bonus awards granted to the Company’s executive officers. The bonus awards made to executive officers are reported in the Summary Compensation Table on page 26.

In December 2007, the Compensation Committee approved and adopted a written discretionary bonus policy. The purpose of the discretionary bonus policy is to provide incentive compensation to eligible employees of the Company who exceed expectations, consistently exhibit superior performance, and/or make unique individual contributions to the overall success of the Company. Each of our executive officers is eligible to participate in the discretionary bonus policy. Payments under the plan may be made from time to time, or for any period of time, in the discretion of the Compensation Committee. The Compensation Committee shall have full discretion to reduce or eliminate any previously declared bonus amount for any or no reason prior to payment.

Stock Incentive Awards

Stock incentive awards may include stock options, stock appreciation rights, restricted or unrestricted stock awards, stock-equivalent units and any other stock-based awards under Section 162(m) of the Internal Revenue Code, and are intended to provide the most meaningful component of executive compensation. They provide compensation in a manner that is intrinsically related to long-term stockholder value because they are linked to the value of our Common Stock. Historically, we have relied solely on stock options as a means of providing equity incentives for our executives. However, our Amended and Restated 2000 Stock Incentive Plan, approved by our stockholders in 2004, enables the grant of all of the forms of equity-based compensation referred to above. More recently, we have also awarded restricted stock to executive officers.

In determining the size of a stock incentive award to an executive officer, the Compensation Committee considers company performance, competitive data, and the individual’s scope of responsibility and continuing performance. Most importantly, since the stock incentive award is meant to be a retention tool, the Compensation Committee considers the importance to stockholders of that person’s continued service.

In 2007 we introduced the Personal Portfolio program, which gave our employees a choice between 100% stock options or a mix of 50% stock options and 50% restricted stock units for their stock award. This program was available to all employees, including executive officers. Options are granted at no less than 100% of the fair market value on the date of grant, and vest over the first four years of the ten-year option term. The restricted stock units in the Personal Portfolio program also vest over a four year period.

Executive Severance Plan

The President and Chief Executive Officer, as well as other executive officers identified by the Compensation Committee, are eligible for the Executive Severance Plan (the “Plan”). In the event of a change of control which results in the termination of a Plan participant, or in the event of the termination of the participant’s employment with us, or for good reason by the participant, we will provide the participant with the following payments and benefits:

1. A lump sum cash payment equal to 1.5 (2.0 for the President and Chief Executive Officer) multiplied by the sum of the participant’s annual salary and the average of the participant’s bonus payments for the last three years.

2. Continuation of the participant’s participation in our group medical, dental, life, and disability plans for 18 months ( 24 months for the President and Chief Executive Officer) after the date of termination.

3. Full vesting of all stock options.

The above is a general description of the Plan; detailed provisions and limitations are outlined in the Plan document.

Timing of Annual Awards

In order to assess the performance of a full calendar year, annual awards are distributed in March of the following year. Salary increases for 2007 were effective on March 9, 2007. Stock awards had an effective date of March 10, 2007. Salary increases based on 2007 performance were effective on February 25, 2008. Stock awards based on 2007 performance had an effective date of March 10, 2008. Bonus awards for 2007 performance were issued on March 10, 2008.

Compensation for Newly Hired Executive Officers

When determining compensation for a new executive officer, factors taken into consideration are the individual’s skills, background, and experience, the individual’s potential impact on our short-and long-term success, and competitive data from both the list of peer companies and industry-specific published surveys, and data collected from executive search consultants and prospective candidates during the recruitment process.

In addition, we make a grant of stock options when an executive officer joins us and may, at our discretion, also grant restricted stock upon hire. Options are granted at no less than 100% of the fair market value on the date of grant. In 2007, we hired no new executive officers.

Chief Executive Officer’s Compensation

Mr. Watkins’ base salary was set at $675,000 per year for 2007, and he received a grant of 400,000 stock options. His bonus for 2007 performance was $500,000. The Compensation Committee determined Mr. Watkins’ compensation awards after considering a variety of factors, including Mr. Watkins’ performance against preset goals, his level of responsibility within our company, industry surveys and the counsel provided by Watson Wyatt based on the competitive data discussed earlier.

Perquisites and Other Personal Benefits

We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers.

In 2007 Mr. Watkins received a car allowance, payment of insurance premiums to cover the supplemental disability insurance policy provided to all of our officers, and reimbursement of commuting expenses for travel to and from Chicago, Illinois. In 2007, the Compensation Committee approved a one-year extension, to November 2008, of reimbursement of commuting expenses to and from Chicago, Illinois.

The remaining executive officers are eligible for an executive salary continuation plan that is offered to all of our officers and provides an individual disability income policy to cover the loss above the group benefit potential. The individual policy is paid for by us. Since it is an individual policy, each executive must apply and qualify on an individual basis. This individual policy belongs to the officer and would transfer with the officer should he or she leave the Company.

Tax and Accounting Implications

Compensation Deduction Limit.  As part of its role, the Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct non-performance based compensation of more than $1,000,000 that is paid to certain individuals. The Compensation Committee has considered the $1,000,000 limit for federal income tax purposes on deductible executive compensation that is not performance-based and believes that the compensation paid is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the Company’s executive officers. In this regard, for 2007 and 2008, the non-performance-based compensation for Mr. Watkins in excess of $1,000,000 will not be deductible for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Max Link, Ph.D., Chair
Argeris N. Karabelas, Ph.D.
Augustine Lawlor

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2006 and 2007 by our Chief Executive Officer, Chief Financial Officer, and our three other most highly-compensated executive officers:

						Non-Equity
						Incentive Plan
		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Compensation ($)	All Other
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Compensation ($)	Total ($)
H. Thomas Watkins	2007	671,154	—	—	2,145,504	500,000	36,534(8)	3,353,192
Chief Executive Officer and President	2006	650,000	—	—	1,683,137	650,000	46,756(8)	3,029,893
Timothy C Barabe(6)	2007	348,462	—	—	390,328	140,000	9,482(9)	888,272
Senior Vice President and Chief Financial Officer	2006	156,923	—	—	138,802	150,000	180,716(9)	626,441
Barry A. Labinger	2007	460,000	—	223,629	662,235	205,000	9,572(10)	1,560,436
Executive Vice President, Chief Commercial Officer	2006	460,000	91,000(7)	223,833	505,776	300,000	275,103(10)	1,855,712
David C. Stump, M.D.	2007	457,692	—	190,361	657,385	205,000	12,809(11)	1,523,247
Executive Vice President, Drug Development	2006	442,115	—	195,750	877,894	300,000	12,684(11)	1,828,443
James H. Davis, Ph.D., J.D.	2007	396,615	—	63,454	643,092	180,000	15,230(12)	1,298,391
Executive Vice President, General Counsel and Secretary	2006	375,500	—	65,250	858,487	245,000	15,105(12)	1,559,342

(1)	Includes amounts earned but deferred at the election of the Named Executive Officer, such as salary deferrals under the Company’s 401(k) plan established under Section 401(k) of the Internal Revenue Code.

(2)	Performance-based bonuses are generally paid under our cash bonus program and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to any amounts earned under the cash bonus program.

(3)	Reflects the dollar amount recognized for financial reporting purposes in accordance with FAS 123(R) and thus may include amounts from awards granted prior to 2007. Expense recognized for financial reporting purposes equals the number of shares attributable to service multiplied by the fair market value per share of the award as of the date of grant. The weighted-average grant date fair market value of our outstanding stock awards is included in Note K to our audited financial statements included in our 2007 Annual Report on Form 10-K, as amended.

(4)	Reflects the dollar amount recognized for financial reporting purposes in accordance with FAS 123(R) and thus includes amounts from awards granted prior to 2007. Assumptions used in the calculation of this amount for years ended December 31, 2005, 2006 and 2007 are included in Note K to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission on February 27, 2008.

(5)	Represents bonus amounts earned under our cash bonus program.

(6)	Mr. Barabe was appointed as our Senior Vice President and Chief Financial Officer on July 10, 2006.

(7)	Mr. Labinger’s 2006 bonus represents $91,000 in recognition of service as acting CFO from January 2006 to July 2006.

(8)	Includes a car allowance of $12,000 and payment of insurance premiums of $9,294 for each year presented. Includes company contributions to a 401(k) plan account for the executive of $3,750 and $3,875 for 2006 and 2007, respectively, and reimbursement of commuting expenses of $21,712 and $11,364 for travel to and from Chicago, Illinois for 2006 and 2007, respectively.

(9)	Includes reimbursement of relocation expenses of $116,056 plus related tax reimbursements of $64,010, and company contributions to a 401(k) plan account for the executive of $650 in 2006. Includes payment of insurance premiums of $4,357 and company contributions to a 401(k) plan account for the executive of $5,125 in 2007.

(10)	Includes reimbursement of relocation expenses of $175,000 plus related tax reimbursements of $94,231, and the payment of insurance premiums of $5,872 for 2006. Includes payment of insurance premiums of $5,697 and company contributions to a 401(k) plan account for the executive of $3,875 for 2007.

(11)	Includes payment of insurance premiums of $7,684 for each year presented and company contributions to a 401(k) plan account for the executive of $5,000 and $5,125 for 2006 and 2007, respectively.

(12)	Includes payment of insurance premiums of $10,105 for each year presented and company contributions to a 401(k) plan account for the executive of $5,000 and $5,125 for 2006 and 2007, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2007 to our named executive officers:

					All Other
					Awards:		Grant Date
		Estimated Future Payouts Under			Number of	Exercise or	Fair Value of
		Non-Equity			Securities	Base Price of	Stock and
		Incentive Plan Awards(1)			Underlying	Option	Option
	Grant Date	Threshold	Target	Maximum	Options	Awards(2)	Awards(3)
Name	($)	($)	($)	($)	(#)	($)	($)

H. Thomas Watkins	N/A	379,688	506,250	1,265,625
	3/10/2007				400,000	10.62	1,858,040
Timothy C. Barabe	N/A	105,000	140,000	350,000
	3/10/2007				100,000	10.62	464,510
Barry A. Labinger	N/A	155,250	207,000	517,500
	3/10/2007				125,000	10.62	580,638
David C. Stump, M.D.	N/A	155,250	207,000	517,500
	3/10/2007				125,000	10.62	580,638
James H. Davis, Ph.D., J.D.	N/A	135,000	180,000	450,000
	3/10/2007				130,000	10.62	603,863

(1)	The amounts reflect the minimum payment level under the cash bonus program which is 75% of the target amount. The maximum amount is 250% of the target amount. The target amount is based on the individual’s current salary and represents 75% of Mr. Watkins’ base salary, 40% of the base salary for Mr. Barabe and 45% of the base salary for Mr. Labinger and Drs. Stump and Davis.

(2)	Options granted under our 2000 Stock Incentive Plan have an exercise price equal to the closing price on The NASDAQ Global Market on the date of grant.

(3)	Reflects the dollar amount recognized for financial reporting purposes in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note K to our audited financial statements included in our 2007 Annual Report on Form 10-K, as amended.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2007:

	Option Awards				Stock Awards
						Market
						Value of
	Number of	Number of			Number of	Shares or
	Securities	Securities			Shares or	Units of
	Underlying	Underlying			Units of	Stock That
	Unexercised	Unexercised	Option	Option	Stock That	Have Not
	Options (#)	Options(1) (#)	Exercise	Expiration	Have Not	Vested(2)
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	($)
H. Thomas Watkins	962,000	288,000	10.47	11/21/2014
	141,960	183,040	10.89	3/14/2016
	74,880	325,120	10.62	3/10/2017
Timothy C. Barabe	92,083 (3)	167,917 (3)	10.11	7/10/2016
	18,720	81,280	10.62	3/10/2017
Barry A. Labinger	174,999	125,001	13.43	8/15/2015
	16,380	21,120	10.89	3/14/2016
	22,100	40,400	10.11	7/10/2016
	23,400	101,600	10.62	3/10/2017
					16,500(4)	172,260
David C. Stump, M.D.	495,424	—	21.84	11/1/2009
	200,000	—	65.56	12/6/2010
	140,000	—	38.63	12/5/2011
	115,000	—	9.35	12/11/2012
	100,000	—	12.38	12/10/2013
	83,727	31,283	12.56	1/17/2015
	134,000 (5)	—	12.56	4/7/2010
	43,680	56,320	10.89	3/14/2016
	23,400	101,600	10.62	3/10/2017
					45,000(6)	469,800
James H. Davis, Ph.D., J.D.	100,000	—	8.47	12/2/2008
	160,000	—	29.38	12/9/2009
	200,000	—	65.56	12/6/2010
	140,000	—	38.63	12/5/2011
	115,000	—	9.35	12/11/2012
	100,000	—	12.38	12/10/2013
	72,821	27,209	12.56	1/17/2015
	134,000 (5)	—	12.56	4/7/2010
	43,680	56,320	10.89	3/14/2016
	24,336	105,664	10.62	3/10/2017
					15,000(6)	156,600

(1)	Except as otherwise noted, each option vests at the rate of one-eighth of the underlying shares on the six-month anniversary of the date of grant and the remaining shares vest monthly on a ratable basis for the next 42 months.

(2)	Based on the closing price of our Common Stock of $10.44 on The NASDAQ Global Market on December 31, 2007.

(3)	One-fourth of the underlying shares vested on July 10, 2007, the one-year anniversary of the date of grant. The remaining shares vest monthly on a ratable basis for the next 36 months.

(4)	16,500 shares vest on August 15, 2008 provided Mr. Labinger is an employee of the Company on that date.

(5)	Drs. Stump and Davis each received a grant on April 7, 2005 which vested at a rate of one-fourth of the underlying shares on the six-month anniversary of the date of grant and the remaining shares vested monthly on a ratable basis for the next 18 months.

(6)	One-third of the shares vest on the third anniversary of the grant date, September 21, 2008, if the executive is employed with us on such date, one-third of the shares will vest on such date if the performance of our Common Stock is within 10% of that of the AMEX Biotechnology Index, and the remaining one-third of the shares will vest on such date if the performance of our Common Stock exceeds that of the AMEX Biotechnology Index by more than 10%.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of our Common Stock held by them during the fiscal year ended December 31, 2007:

	Option Awards		Stock Awards
		Value Realized on	Number of Shares	Value Realized on
Name	Number of Shares Acquired on Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)(2)

H. Thomas Watkins	—	—	—	—
Timothy C. Barabe	—	—	—	—
Barry A. Labinger	—	—	16,500	122,100
David C. Stump, M.D.	—	—	—	—
James H. Davis, Ph.D., J.D.	344,500	1,394,585	—	—

(1)	Based on the difference between the market price of our Common Stock on the date of exercise and the exercise price.

(2)	Based on the market price for our Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Termination without a Change in Control

In November 2004, we entered into an employment agreement with Mr. Watkins in which Mr. Watkins agreed to serve as our Chief Executive Officer. Under that agreement, as amended in December 2007, if we terminate Mr. Watkins’ employment agreement without cause or choose not to renew the employment agreement, or if Mr. Watkins terminates the employment agreement with good reason, upon such termination or non-renewal, Mr. Watkins will be entitled to receive 24 months’ base salary over the salary continuation period and a pro rata bonus payment based on the bonus earned in the prior fiscal year. Mr. Watkins will be entitled to continue to participate in our group medical, dental, life and disability programs for a period of 24 months at our sole expense, provided that Mr. Watkins is not then eligible to participate in a group health plan of another entity. Upon termination, Mr. Watkins’ stock options will immediately vest for those shares that were otherwise scheduled to vest over the 12-month period following the date of termination. Mr. Watkins shall have 18 months from the date of his termination to exercise all vested stock options outstanding upon the date of termination, but in no event may Mr. Watkins or his estate exercise any stock option beyond its term stated in the applicable award agreement.

In July 2006, we entered into a letter agreement with Mr. Barabe in which Mr. Barabe agreed to serve as our Senior Vice President and Chief Financial Officer. As a result of the execution of a new executive agreement by Mr. Barabe in December 2007, the existing severance arrangements for Mr. Barabe were amended to provide that in the event Mr. Barabe’s employment is terminated by us without cause or terminated by Mr. Barabe for cause, we shall continue to pay Mr. Barabe’s base salary and provide health care coverage for a period of 12 months or until Mr. Barabe commences other, regular full-time employment. If Mr. Barabe commences other, regular full-time employment within 12 months after termination by us without cause at a base salary less than the rate of base salary in effect at the time of termination, then we will continue to pay the difference between Mr. Barabe’s most recent base salary while employed by us and Mr. Barabe’s new salary during the remainder of the 12-month period. Mr. Barabe will continue to participate in our group medical, dental, life and disability programs for a period of 12 months at our sole expense, provided that the executive is not then eligible to participate in a group health plan of another entity.

In June 2005, we entered into a letter agreement with Mr. Labinger in which Mr. Labinger agreed to serve as our Executive Vice President and Chief Commercial Officer. As a result of the execution of a new executive agreement by Mr. Labinger in December 2007, the existing severance arrangements for Mr. Labinger were amended to provide that in the event Mr. Labinger’s employment is terminated by us without cause or terminated by Mr. Labinger for cause, we shall continue to pay Mr. Labinger’s base salary and provide health care coverage for a period of 12 months or until Mr. Labinger commences other, regular full-time employment. If Mr. Labinger commences other, regular full-time employment within 12 months after termination by us without cause at a base salary less than the rate of base salary in effect at the time of termination, then we will continue to pay the difference between Mr. Labinger’s most recent base salary while employed by us and Mr. Labinger’s new salary during the remainder of the 12-month period. Mr. Labinger will continue to participate in our group medical, dental, life and disability programs for a period of 12 months at our sole expense, provided that the executive is not then eligible to participate in a group health plan of another entity.

In December 2004, we entered into an Executive Agreement with Dr. Stump, as amended in December 2007, which provides that in the event Dr. Stump’s employment is terminated by us without cause or terminated by Dr. Stump for cause, we shall pay to Dr. Stump all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation, deferred compensation and other compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused vacation time. We shall continue to pay Dr. Stump’s base salary for a period of 12 months and we shall also pay to Dr. Stump a pro rata bonus payment based on the bonus earned the prior fiscal year. Dr. Stump will be entitled to continue to participate in our group medical, dental, life and disability programs for a period of 12 months at our sole expense, provided that Dr. Stump is not then eligible to participate in a group health plan of another entity. Dr. Stump shall have 12 months from the date of his termination to exercise all vested stock options outstanding upon the date of termination, but in no event may Dr. Stump or his estate exercise any stock option beyond its term stated in the applicable award agreement.

In December 2004, we entered into an Executive Agreement with Dr. Davis, as amended in December 2007, which provides that in the event Dr. Davis’s employment is terminated by us without cause or terminated by Dr. Davis for cause, we shall pay to Dr. Davis all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation, deferred compensation and other compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused vacation time. We shall continue to pay Dr. Davis’s base salary for a period of 12 months and we shall also pay to Dr. Davis a pro rata bonus payment based on the bonus earned the prior fiscal year. Dr. Davis will be entitled to continue to participate in our group medical, dental, life and disability programs for a period of 12 months at our sole expense, provided that Dr. Davis is not then eligible to participate in a group health plan of another entity. Dr. Davis shall have 12 months from the date of his termination to exercise all vested stock options outstanding upon the date of termination, but in no event may Dr. Davis or his estate exercise any stock option beyond its term stated in the applicable award agreement.

Termination Upon a Change in Control

In July 1998, we established a Key Executive Severance Plan for our Chief Executive Officer, President and other key employees, and pursuant to that plan, we entered into agreements with the executive officers. The agreements provide that in the event the executive’s employment is terminated by us or successor without cause or by the executive for good reason, in either case within 18 months of a Change in Control (as defined in the Key Executive Severance Plan), we shall make a cash payment to the executive equal to 1.5 times the sum of the executive’s annual salary plus bonus (2.0 times in the case of the Chief Executive Officer) and the executive will be entitled to continue to participate in our group medical, dental, life and disability programs for a period of 18 months (24 months in the case of the Chief Executive Officer) at the same rates applicable to the executive during the executive’s employment. In addition, the Key Executive Severance Plan provides that upon a Change in Control, all option grants will vest unless the options are assumed or replaced in connection with the Change in Control and the assumed or replacement options will vest in the event the executive’s employment is terminated without cause or the executive resigns for good reason, in either case within 18 months of the Change in Control. Each executive also agreed to certain confidentiality and non-solicitation provisions as a condition to participation in the Key Executive Severance Plan.

The following table sets forth information with respect to compensation to the executives upon a Change in Control:

	Cash	Equity	Benefits and
	Payment(1)	Acceleration(2)	Perquisites(3)
Name	($)	($)	($)
H. Thomas Watkins	[ ]	[ ]	[ ]
Timothy C. Barabe	[ ]	[ ]	[ ]
David C. Stump, M.D.	[ ]	[ ]	[ ]
James H. Davis, Ph.D., J.D.	[ ]	[ ]	[ ]
Barry A. Labinger	[ ]	[ ]	[ ]

(1)	Cash payment equals the executive’s annual salary as of December 31, 2007 plus their calculated bonus multiplied by the amount indicated in the discussion above. Calculated bonus equals average of the three prior years’ annual bonuses. If the executive has been with us less than three years, their average is calculated based on the actual number of years employed with us.

(2)	Aggregate intrinsic value of unvested stock options and stock awards as of December 31, 2007. For stock options, aggregate intrinsic value represents only the value for those options in which the exercise price of the option is less than the market value of our stock on December 31, 2007.

(3)	Reflects the present value of premiums for 18 months (24 months for Mr. Watkins) for group medical, dental, life and disability programs. Amounts are based on the premiums in effect at December 31, 2007 and include tax reimbursement at a marginal tax rate of 40%.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year:

	Fees
	Earned or
	Paid in	Stock	Option
Name	Cash ($)	Awards(1) ($)	Awards(2) ($)	Total ($)
Richard J. Danzig	48,750	—	100,241	148,991
Jürgen Drews, M.D.	44,750	—	100,241	144,991
Maxine Gowen, Ph.D.(3)	—	—	—	—
Tuan Ha-Ngoc	48,917	—	74,497	123,414
A. N. “Jerry” Karabelas, Ph.D.	72,750	—	100,241	172,991
Augustine Lawlor	37,250	21,750	141,895	200,895
Max Link, Ph.D.	33,625	18,125	79,207	130,957
Kevin Starr(4)	9,750	13,250	62,473	85,473
Robert C. Young, M.D.	9,250	36,500	72,184	117,934

(1)	Reflects fair market value of shares of Common Stock issued to director under the Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan as described below.

(2)	Reflects the dollar amount recognized for financial reporting purposes during 2007 in accordance with FAS 123(R) for all option awards outstanding for any portion of the current year. Assumptions used in the calculation of this amount for years ended December 31, 2005, 2006 and 2007 are included in Note K to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission on February 27, 2008. The aggregate number of option awards outstanding as of December 31, 2007 for Mr. Danzig was 144,000, Dr. Drews was 200,000, Mr. Ha-Ngoc was 57,000, Dr. Karabelas was 144,000, Mr. Lawlor was 96,000, Dr. Link was 120,000 and Dr. Robert Young was 54,000.

(3)	Dr. Gowen became a director in February 2008.

(4)	Mr. Starr resigned from the Board of Directors on August 30, 2007.

In 2007, each director who was not an employee was eligible to receive a director’s fee of $25,000 per year and a fee ranging from $750 to $2,000 for participation in each meeting of the Board of Directors or meeting of a committee of the Board of Directors. The Chairman of the Board is entitled to an additional director fee at a rate of $25,000 per year. The chairman of the Audit Committee is entitled to an additional annual fee at a rate of $10,000, with each member of the Audit Committee other than the chair receiving an additional fee of $5,000. The chairmen of the Nominating and Governance Committee and Compensation Committee are entitled to an additional director fee of $5,000 per year, with each member of these committees other than the chairs receiving an additional fee of $3,000. Directors who are also employees received no compensation for their services to us as directors.

Each non-employee director is entitled to receive an automatic grant of options to purchase 25,000 shares of Common Stock on the date that such non-employee director is first elected or appointed. Each non-employee director is entitled to receive an automatic grant of options to purchase 16,000 shares of Common Stock on the day immediately following the date of each annual meeting of stockholders.

In January 2007, the Board of Directors adopted the Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan. The plan enables non-employee directors to elect to receive shares of our Common Stock in lieu of cash fees otherwise payable to such directors for their services on the Board of Directors. Under the plan, directors may receive fully vested shares of Common Stock or elect to have fully vested stock units credited to an account. Stock units credited to a director’s account will be settled in shares of Common Stock when the director ceases to serve on the Board of Directors. The number of shares of Common Stock or stock units will be based on the fair market value of our Common Stock on the date the cash fees are otherwise payable to the director.

All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our equity compensation plans as of December 31, 2007.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	Reflected in First Column)(1)

Equity compensation plans approved by security holders	28,121,529	$17.44	7,709,797
Equity compensation plans not approved by security holders	—	—	—

Total	28,121,529		7,709,797

(1)	Represents shares of our Common Stock issuable in connection with such equity compensation plans

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

It is the responsibility of our Audit Committee to review all transactions or arrangements between our company and any of our directors, officers, principal shareholders or any of their respective affiliates, associates or related parties.

Fox Chase Cancer Center

During 2007, we made payments to Fox Chase Cancer Center in the ordinary course of business in the aggregate amount of approximately $65,000 for the cost of clinical trials carried out on our drugs. Dr. Young is Chancellor of Fox Chase Cancer Center, which we use as one of the numerous clinical testing sites for our product candidates.

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review, we believe that all ownership reports were timely filed during 2007, except that Max Link, one of our directors, filed one late report with respect to one transaction.

Other Matters

Our Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MARCH 14, 2008, AND TO EACH BENEFICIAL OWNER OF COMMON STOCK ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO OUR OFFICES, 14200 SHADY GROVE ROAD, ROCKVILLE, MARYLAND 20850, ATTENTION: INVESTOR RELATIONS OFFICE. IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED, A FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP. OUR FILINGS WITH THE SEC ARE AVAILABLE WITHOUT CHARGE ON OUR WEBSITE: WWW.HGSI.COM AS SOON AS REASONABLY PRACTICABLE AFTER FILING.

Proposals for the 2009 Annual Meeting

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2009 annual meeting of stockholders is November 25, 2008. Any such proposal received by our principal executive offices in Rockville, Maryland after such date will be considered untimely and may be excluded from the proxy statement and form of proxy.

The deadline for submission of stockholder proposals to be presented at the 2009 annual meeting of stockholders, but which will not be included in the proxy statement and form of proxy relating to such meeting, is January 24, 2009. Any such proposal received by our principal executive offices in Rockville, Maryland after such date may be considered untimely and excluded. If such proposal is presented at the 2009 annual meeting of stockholders, the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

By Order of the Board of Directors,

James H. Davis, Secretary

March 25, 2008

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

APPENDIX A

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION (FIFTH)
OF
HUMAN GENOME SCIENCES, INC.

Pursuant to Section 242
of the General Corporation Law
of the State of Delaware

Human Genome Sciences, Inc., (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:  In accordance with the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation (Fifth) of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Section 211 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

RESOLVED:  That Article V of the Restated Certificate of Incorporation (Fifth) be and hereby is amended by deleting the second and third paragraphs of Article V and inserting the following paragraphs in lieu thereof:

“’Term of Office.  The number of directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. Each director shall be elected for a term of office that shall expire at the next annual meeting of stockholders following his election, and each director shall remain in office until the election and qualification of his successor or until his earlier death, resignation or removal.

“Vacancies.  Any and all vacancies in the Board of Directors, however occurring, including without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a director, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Any director appointed in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders following his appointment and until such director’s successor shall have been duly elected and qualified or until his earlier resignation or removal.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President and Chief Executive Officer this      day of          , 2008.

[Corporate Seal]

HUMAN GENOME SCIENCES, INC.

By:
H. Thomas Watkins
President and Chief Executive Officer

A-1

C/O AMERICAN STOCK TRANSFER & TRUST COMPANY 59 MAIDEN LANE NEW YORK, NY 10038 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Human Genome Sciences, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e- mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years and provide your email address. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and promptly return it in the postage- paid envelope we have provided or return it to Human Genome Sciences, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: HMGSI1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYHUMAN GENOME SCIENCES, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW AND “FOR” PROPOSALS 2 AND 3. 1. To elect 2 directors. Nominees: 01) Tuan Ha-Ngoc For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.02) Robert C. Young, M.D. 2. To approve an amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors so that directors will be elected annually. 3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. 4. To act upon such other matters which may properly come before the 2008 Annual Meeting of Stockholders or any adjournment or postponement thereof. For Against Abstain 0 0 0 0 0 0 Yes No 0 0 0 This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted “FOR” the election of the nominees and “FOR” proposals 2 and 3. Please sign, date and promptly return this proxy in the enclosed envelope. No postage is required if mailed within the United States. (If you submit your proxy by telephone or Internet, do not return your proxy card.) Note: Please sign exactly as your name appears hereon. If the shares are in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should give their full titles. If a signatory is a corporation, please give the full corporate name and have a duly authorized officer sign, stating his or her title. If a signatory is a partnership, please sign in partnership name by an authorized person. Please indicate if you plan to attend this meeting. 0 0Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Annual Meeting of Stockholders HUMAN GENOME SCIENCES, INC. May 7, 2008 Please date, sign and mail your proxy card back as soon as possible or submit your proxy by telephone or Internet. If you submit your proxy by telephone or Internet, do not return your proxy card. * * * ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS Human Genome Sciences, Inc.’s Proxy Statement, Annual Report and Form 10-K are available electronically. As an alternative to receiving printed copies of these materials in future years, you may decide to receive or access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You also can reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help reduce our printing and mailing costs. To sign up for electronic delivery, please vote using the Internet, and when prompted, indicate that you agree to receive or access stockholder communications electronically in future years and provide your email address. If you have any questions about electronic delivery, please contact Human Genome Sciences, Inc.’s Investor Relations Department at (301) 610-5800 or at Investor_Relations@hgsi.com. The Company’s proxy materials are available online at www.proxyvote.com. HUMAN GENOME SCIENCES, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2008 The undersigned hereby appoints JAMES H. DAVIS, Ph.D., J.D., and TIMOTHY C. BARABE, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Human Genome Sciences, Inc. (the “Company”) to be held at the University System of Maryland — Shady Grove Center, Germantown Room, 9630 Gudelsky Drive, Rockville, Maryland 20850 on Wednesday, May 7, 2008 at 9:30 a.m., local time, and at any adjournment or postponement thereof, upon and in respect of the matters listed on the reverse side, and in accordance with the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting. The undersigned hereby acknowledges receipt of a copy of the Company’s 2007 Annual Report and Notice of 2008 Annual Meeting of Stockholders and Proxy Statement relating to such Annual Meeting. The undersigned revokes all prior proxies given for said Annual Meeting and any adjournment or postponement thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES INDICATED AND “FOR” THE OTHER PROPOSALS. (Continued on other side)